SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2002

Progress Software Corporation
(Exact name of registrant as specified in its charter)

Massachusetts	0-19417	04-2746201

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

14 Oak Park, Bedford, MA 01730

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 280-4000

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX

Item 2.   Acquisition or Disposition of Assets.

     On December 19, 2002, Progress Software Corporation (“Progress”) completed its acquisition of eXcelon Corporation (“eXcelon”). The acquisition was structured as a merger of Chopin Merger Sub, Inc., a wholly owned subsidiary of Progress, with and into eXcelon. Pursuant to the terms of an Agreement and Plan of Merger, dated as of October 18, 2002, among Progress, Chopin Merger Sub, Inc. and eXcelon, each outstanding share of eXcelon common stock was converted into the right to receive $3.19 in cash, without interest. In addition, as a result of the acquisition, holders of outstanding options to purchase eXcelon common stock with an excess price of less than $3.19 per share (the “Merger Consideration”) are entitled to receive a cash payment equal to the number of shares of eXcelon common stock subject to such option multiplied by the amount by which the Merger Consideration exceeds the exercise price of such option. The aggregate purchase price of approximately $24 million is being funded by Progress through cash on hand.

     eXcelon shareholders approved the sale of the company to Progress at a special shareholders’ meeting held on December 18, 2002 at eXcelon’s headquarters in Burlington, Massachusetts. eXcelon is a provider of data management software designed to accelerate the performance of distributed applications that are built using Extensible Markup Language and Java and that are deployed on market-leading software platforms.

Item 7.   Financial Statements and Exhibits.

(a)   Financial Statements of Business Acquired.

     Historical financial statements of eXcelon will be filed by amendment to this Current Report on Form 8-K within the time allowed for such filing by Item 7(a)(4) of this Form.

(b)   Pro Forma Financial Information.

     Pro forma financial information will be filed by amendment to this Current Report on Form 8-K within the time allowed for such filing by Item 7(a)(4) of this Form.

(c)   Exhibits.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated October 18, 2002, among Progress, Chopin Merger Sub, Inc. and eXcelon (filed as Appendix A to eXcelon’s definitive proxy statement filed with the Securities and Exchange Commission on November 18, 2002 (File No. 0-21041) and incorporated herein by reference).

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESS SOFTWARE CORPORATION (Registrant)

Date: January 3, 2003	/s/ Norman R. Robertson

Norman R. Robertson Senior Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated October 18, 2002, among Progress, Chopin Merger Sub, Inc. and eXcelon (filed as Appendix A to eXcelon’s definitive proxy statement filed with the Securities and Exchange Commission on November 18, 2002 (File No. 0-21041) and incorporated herein by reference).